Exhibit 4.36

To:	Paragon Shipping Inc.	2 Burlington Plaza
	15 Karamanli Avenue	Burlington Road
	GR 16673	Dublin 4, Ireland
	Voula	Tel + 353(0)766244400
	Athens	Fax +353(0)766244655
	Greece	www.bankofireland.com/corporatebanking

Dear Sirs,	11 April 2016.

Re: Notice of Cancellation re PIK Note Certificate No. 1 dated 8 January 2016.

We refer to:

(a)	the Fifth Supplemental Agreement dated 7 January 2016 supplemental to the Loan Agreement dated 30 March 2009 (as amended) made between (1) yourselves as Borrower, (2) the banks and financial institutions listed therein as Lenders and (3) ourselves as Arranger, Agent, Swap Bank and Security Trustee; and

(b)	the PIK Note Certificate No. 1 dated 8 January 2016 issued by the Borrower in favour of ourselves (the “PIK Note Certificate”).

Words and expressions defined in the PIK Note Certificate shall have the same meanings when used herein, unless otherwise defined or unless the context otherwise requires.

We hereby notify you that we have cancelled the PIK Note Certificate with effect from the date of this Notice. The Borrower is hereby discharged from all of its obligations under the PIK Note Certificate which shall be treated as null and void.

This Letter (and any non-contractual obligations connected with it) shall be governed by and construed in accordance with English Law.

Yours faithfully,

For and on behalf of

THE GOVERNOR AND COMPANY

OF THE BANK OF IRELAND

As Lender, Arranger, Agent, Swap Bank and Security Trustee